SEC 1745
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. __________)*

THERASENSE, INC.
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(Name of Issuer)

COMMON STOCK
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(Title of Class of Securities)

883381105
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(CUSIP Number)

December 31, 2001
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]
Rule 13d-1(b)
[ ]
Rule 13d-1(c)
[X]
Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.  883381105
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1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
E. HELLER & CO.
74-2612486
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2.
Check the Appropriate Box if a Member of a Group (See
Instructions)

(a) [ ]

(b) [ ]
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3.
SEC Use Only


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4.
Citizenship or Place of Organization
TEXAS

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                   5.  Sole Voting Power
                       3,129,375

                   --------------------------------------------------------
Number of          6.  Shared Voting Power
Shares                 0
Beneficially
Owned by           --------------------------------------------------------
Each               7.  Sole Dispositive Power
Reporting              3,129,375
Person With
                   --------------------------------------------------------
                   8.  Shared Dispositive Power
                       0

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9.
Aggregate Amount Beneficially Owned by Each Reporting Person
3,129,375

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10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
[ ]

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11.
Percent of Class Represented by Amount in Row (11)
7.9%

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12.
Type of Reporting Person (See Instructions)
CO

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SEE INSTRUCTIONS FOR SCHEDULE 13G



Item 1.

(a)
Name of Issuer
THERASENSE, INC.

(b)
Address of Issuer's Principal Executive Offices
1360 South Loop Road
Alameda, CA 94502



Item 2.

(a)
Name of Person Filing
E. HELLER & COMPANY

(b)
Address of Principal Business Office or, if none, Residence
6114 LaSalle Avenue #427
Oakland, CA 94611

(c)
Citizenship
TEXAS

(d)
Title of Class of Securities
COMMON STOCK

(e)
CUSIP Number
883381105



Item 3.

     NOT APPLICABLE


Item 4.
Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount beneficially owned:
SEE ITEM 9 OF THE COVER PAGE.

(b)
Percent of class:
SEE ITEM 11 OF COVER PAGE.

(c)
Number of shares as to which the person has:

     (i)
     Sole power to vote or to direct the vote

     (ii)
     Shared power to vote or to direct the vote

     (iii)
     Sole power to dispose or to direct the disposition of

     (iv)
     Shared power to dispose or to direct the disposition of

SEE ITEMS 5, 6, 7 AND 8 OF THE COVER PAGE.


Item 5.
Ownership of Five Percent or Less of a Class

     NOT APPLICABLE


Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

     NOT APPLICABLE


Item 7.
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company

     NOT APPLICABLE


Item 8.
Identification and Classification of Members of the Group

     NOT APPLICABLE


Item 9.
Notice of dissolution of Group

     NOT APPLICABLE


Item 10.
Certification

     NOT APPLICABLE



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2002
Date

/s/ EPHRAIM HELLER
Signature

EPHRAIM HELLER, PRESIDENT
Name/Title